As filed with the Securities and Exchange Commission on April 27, 2010

Registration No. 333-141881

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 5 To

Form S-1

on

Form S-3

REGISTRATION STATEMENT

THE SECURITIES ACT OF 1933

CORCEPT THERAPEUTICS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	2834	77-0487658
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

149 Commonwealth Drive

Menlo Park, CA 94025

(650) 327-3270

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph K. Belanoff, M.D.

Chief Executive Officer

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, CA 94025

(650) 327-3270

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Alan C. Mendelson

Keith Benson

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting Company	☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to Form S-1 on Form S-3 is being filed by the registrant to convert the registration statement on Form S-1 (Registration No. 333-141881) into a registration statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Form S-1.

All filing fees payable in connection with the registration of the shares of the common stock covered by the Form S-1 were paid by the registrant at the time of the initial filing of the Form S-1.

The aggregate market value of voting and non-voting common equity held by non-affiliates of the registrant was approximately $100.5 million as of April 21, 2010 based upon the closing price on the Nasdaq Capital Market reported for such date. This calculation does not reflect a determination that certain persons are affiliates of the registrant for any other purpose.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 27, 2010.

648,300 Shares

Common Stock

This prospectus relates to shares of common stock of Corcept Therapeutics Incorporated that may be sold by the selling stockholders identified in this prospectus. The selling stockholders acquired the shares offered by this prospectus in private placements of our securities. We are registering the offer and sale of the shares to satisfy registration rights we have granted. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may dispose of their shares of common stock or interests therein in a number of different ways and at varying prices. Please see “Plan of Distribution.”

Our common stock is traded on the Nasdaq Capital Market under the symbol “CORT”. The last reported sale price on April 26, 2010, was $3.06 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated             , 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this process, the selling stockholders may from time to time, in one or more offerings, sell the common stock described in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus (as supplemented and amended). We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information contained in this prospectus (and in any supplement or amendment to this prospectus) is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information” before deciding whether to invest in any of the common stock being offered.

PROSPECTUS SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors, the financial statements and the documents incorporated herein by reference. Unless otherwise indicated, the terms “Corcept,” “we,” “us,” “our,” “our company” “the company” and “our business” refer to Corcept Therapeutics Incorporated.

Overview

We are a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders. Our focus is on those disorders that are associated with a steroid hormone called cortisol. Elevated levels and abnormal release patterns of cortisol have been implicated in a broad range of human disorders. Since our inception in May 1998, we have been developing our lead product, CORLUX, a potent glucocorticoid receptor II (GR-II), antagonist that blocks the activity of cortisol. We have also discovered three series of novel selective GR-II antagonists and have moved one of these compounds, CORT 108297, from one of these series into clinical development.

Cushing’s Syndrome. Cushing’s Syndrome is a disorder caused by prolonged exposure of the body’s tissues to high levels of the hormone cortisol. Sometimes called “hypercortisolism,” it is relatively uncommon and most often affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in approximately 3,000 new patients and an estimated prevalence of 20,000 patients with Cushing’s Syndrome in the United States.

The Investigational New Drug application, or IND, for the evaluation of CORLUX for the treatment of Cushing’s Syndrome was opened in September 2007. The U.S. Food and Drug Administration, or FDA, has indicated that our single 50-patient open-label study may provide a reasonable basis for the submission of a New Drug Application, or NDA, for this indication. We expect to complete enrollment in this Phase 3 study in April, as the requisite 50 patients have now been dosed or identified. We expect to announce results of this study in the fourth quarter of this year and to submit our NDA for the use of CORLUX in Cushing’s Syndrome by year-end 2010.

In July 2007, we received Orphan Drug Designation from the FDA for CORLUX for the treatment of endogenous Cushing’s Syndrome. Orphan Drug Designation is a special status granted by the FDA to encourage the development of treatments for diseases or conditions that affect fewer than 200,000 patients in the United States. Drugs that receive Orphan Drug Designation obtain seven years of marketing exclusivity from the date of drug approval, as well as tax credits for clinical trial costs, marketing application filing fee waivers and assistance from the FDA in the drug development process.

Psychotic Depression. We are developing CORLUX for the treatment of the psychotic features of psychotic major depression under an exclusive patent license from Stanford University. Psychotic major depression will hereafter be referred to as psychotic depression. The FDA has granted “fast track” status to evaluate the safety and efficacy of CORLUX for the treatment of the psychotic features of psychotic depression.

In March 2008, we began enrollment in Study 14, our ongoing Phase 3 trial in psychotic depression. The protocol for this trial incorporates what we have learned from our three previously completed Phase 3 trials. It attempts to address the established relationship between increased drug plasma levels and clinical response and to decrease the random variability observed in the results of the psychometric instruments used to measure efficacy. In one of the previously completed Phase 3 trials, Study 06, we prospectively tested and confirmed that patients whose plasma levels rose above a predetermined threshold statistically separated from both those patients whose plasma levels were below the threshold and those patients who received placebo; this threshold was established from data produced in earlier studies.

As expected, patients who took 1200 milligram, or mg, of CORLUX in Study 06 developed higher drug plasma levels than patients who received lower doses. Further, there was no discernable difference in the incidence of adverse events between patients who received placebo in Study 06 and those who received 300 mg, 600 mg or 1200 mg of CORLUX in that study. Based on this information, we are using a CORLUX dose of 1200 mg once per day for seven days in Study 14.

In addition, we also are utilizing a third party centralized rating service to independently evaluate the patients for entry into the study as well as to evaluate their level of response throughout their participation in the study. We believe the centralization of this process will improve the consistency of rating across clinical trial sites and reduce the background noise that was experienced in earlier studies and is endemic to many psychopharmacologic studies. We believe that this change in dose, as well as the other modifications to the protocol, should allow us to demonstrate the efficacy of CORLUX in the treatment of psychotic depression. In March 2009, we announced that, in order to conserve financial resources, we were scaling back our planned rate of spending on this trial and extended the timeline for its completion. As of early July 2009, we had completed the implementation of this strategy, which included reducing the number of clinical sites to eight.

Antipsychotic-induced Weight Gain Mitigation. In 2005, we published the results of studies in rats that demonstrated that CORLUX both reduced the weight gain associated with the ongoing use of olanzapine and mitigated the weight gain associated with the initiation of treatment with olanzapine (the active ingredient in Zyprexa). This study was paid for by Eli Lilly and Company, or Eli Lilly.

During 2007, we announced positive results from our clinical proof-of-concept study in lean healthy male volunteers evaluating the ability of CORLUX to mitigate weight gain associated with the use of Zyprexa. The results showed a statistically significant reduction in weight gain in those subjects who took Zyprexa plus CORLUX compared to those who took Zyprexa plus placebo. Also, the addition of CORLUX to treatment with Zyprexa had a beneficial impact on secondary metabolic measures such as fasting insulin, triglycerides and abdominal fat, as indicated by waist circumference. Eli Lilly provided Zyprexa and financial support for this study. In January 2009 we announced positive results from a similar proof-of-concept study evaluating the ability of CORLUX to mitigate weight gain associated with the use of Johnson & Johnson’s Risperdal. This study, which began in 2008, confirmed and extended the earlier results seen with CORLUX and Zyprexa, demonstrating a statistically significant reduction in weight and secondary metabolic endpoints of fasting insulin, triglycerides and abdominal fat, as indicated by waist circumference. The results from the study of CORLUX and Risperdal were presented at several scientific conferences, including the American Diabetes Association meeting in June 2009.

The combination of Zyprexa or Risperdal and CORLUX is not approved for any indication. The purpose of these studies was to explore the hypothesis that GR-II antagonists, such as CORLUX and our next generation of selective GR-II antagonists, would mitigate weight gain associated with antipsychotic medications. The group of medications known as second generation antipsychotic medication, including Zyprexa, Risperdal, Clozaril and Seroquel, are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry a warning in their labels relating to treatment emergent hyperglycemia and diabetes mellitus.

We have completed IND enabling work with CORT 108297, which included preclinical studies in the rat in antipsychotic induced weight gain, diet induced weight gain and insulin sensitivity. In February 2010, we initiated a Phase 1 study to evaluate the tolerability of this compound in healthy volunteers. CORT 108297 is the lead compound from our three series of selective GR-II antagonists. Preclinical studies of CORT 108297, presented at scientific conferences during 2009, demonstrated a statistically significant mitigation in weight gain and other metabolic effects when added to olanzapine, the active ingredient in Eli Lilly’s medication Zyprexa. CORT 108297 also demonstrated the potential to mitigate weight gain caused by consumption of a high fat, high sucrose diet and improve insulin sensitivity in a preclinical mouse model.

Additional Indications. We have discovered and patented three series of next-generation selective GR-II receptor antagonists. As discussed above, the lead compound from these series, CORT 108297, is being developed for the prevention of weight gain induced by antipsychotic medication and is currently in a Phase 1 trial. There are numerous additional compounds in these three series that may be developed for weight gain mitigation or other diseases in which excess cortisol plays a role. The role of excess cortisol has been well established and documented in the scientific literature in diabetes, obesity, hypertension, osteoporosis, glaucoma, Alzheimer’s disease and various other neurodegenerative diseases, in addition to antipsychotic-induced weight gain.

We were incorporated in the State of Delaware on May 13, 1998. Our registered trademarks include Corcept® and CORLUX®. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus, before you decide to purchase our common stock. If any of these possible adverse events actually occurs, we may be unable to conduct our business as currently planned and our financial condition and operating results could be harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or a part of your investment. Please see “Special Note Regarding Forward-Looking Statements” and “Incorporation by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. All statements contained or incorporated by reference in this prospectus other than statements of historical fact are forward-looking statements. When used in this prospectus or any document incorporated by reference in this prospectus, the words “believe,” “anticipate,” “intend,” “plan,” “estimate,” “expect,” “may,” “will,” “should,” “seeks” and similar expressions are forward-looking statements. Such forward-looking statements are based on current expectations, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements made or incorporated by reference in this prospectus include, but are not limited to, statements about:

•	the progress of our research, development, clinical programs and timing of regulatory activities;

•	our estimates of the dates by which we expect to report results of our clinical trials and the anticipated results of these trials;

•	the timing of market introduction of CORLUX® and future product candidates, including CORT 108297;

•	our ability to market, commercialize and achieve market acceptance for CORLUX or other future product candidates, including CORT 108297;

•	uncertainties associated with obtaining and enforcing patents;

•	our estimates for future performance; and

•	our estimates regarding our capital requirements and our needs for, and ability to obtain, additional financing.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors. For a more detailed discussion of such forward-looking statements and the potential risks and uncertainties that may impact upon their accuracy, see the “Risk Factors” section of this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we undertake no obligations to update any forward-looking statements. Accordingly, you should also carefully consider the factors set forth in other reports or documents that we file from time to time with the SEC.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholders will receive all of the proceeds from this offering.

SELLING STOCKHOLDERS

As of April 21, 2010, we had 67,031,362 shares of common stock outstanding held by approximately 145 stockholders of record. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of beneficial owners represented by these record holders.

The following table presents information regarding the beneficial ownership of the shares of our common stock as of April 21, 2010 with respect to each of the selling stockholders.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 67,031,362 shares of common stock outstanding as of April 21, 2010. Shares of common stock subject to warrants or options that are currently exercisable or exercisable within 60 days of April 21, 2010 are considered outstanding and beneficially owned by the person holding the warrants or options.

Name of Selling Stockholder (1)	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering(2)
	Number	Percent		Number	Percent
Joseph C. Cook, Jr.(3)	3,481,521	5.2%	100,000	3,318,521	5.0%
Vaughn D. Bryson(4)	543,588	*	100,000	443,588	*
Douglas G. DeVivo(5)	487,137	*	100,000	387,137	*
Anthony Garland	160,000	*	100,000	60,000	*
Peter Hecht	98,300	*	98,300	—	—
Daniel M. Bradbury	73,809	*	50,000	23,809	*
James Coyne King	50,000	*	50,000	—	—
Alan C. and Agnes B. Mendelson Family Trust(6)	102,004	*	50,000	52,004	*
VP Company Investments, 2008 LLC(7)	51,002	*	25,000	26,002	*

*	Less than 1% of our outstanding common stock.
(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025.
(2)	The columns reflecting “shares beneficially owned after this offering” are prepared on the basis that all shares being registered in this prospectus are resold to third parties.
(3)	Includes (a) 1,130,000 shares held of record by Farview Management, Co. L.P., a Texas limited partnership and 14,402 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to warrants (b) 476,016 shares held of record by the Joseph C. Cook, Jr., Roth IRA, (c) 86,839 shares that may be acquired by the Joseph C. Cook, Jr., IRA Rollover within 60 days of April 21, 2010, (d) 350,000 shares held of record by the Judith E. and Joseph C. Cook, Jr. Foundation, Inc. and 13,995 shares that may be acquired by that entity within 60 days of April 21, 2010 pursuant to a warrant and (e) 135,000 shares issuable pursuant to options exercisable within 60 days of April 21, 2010. Joseph C. Cook, Jr. is a member of our Board of Directors. Mr. Cook has shared voting power but disclaims beneficial interest in the shares and warrants held of record by the Judith E. and Joseph C. Cook, Jr. Foundation, Inc. except to the extent of his pecuniary interest therein.
(4)

Includes (a) 70,304 shares that may be acquired by Mr. Bryson within 60 days of April 21, 2010 pursuant to warrants, (b) 157,597 shares held of record by the Bryson 2008 Grantor Revocable Annuity Trust and (c) 135,000 shares held of record by the Vaughn D. Bryson Revocable Trust and 10,687 shares that may be acquired by this trust within 60 days of April 21, 2010 pursuant to a warrant.

(5)

Includes (a) 288,798 shares held of record by the Douglas G. & Irene E. DeVivo Revocable Trust and 28,339 shares that may be acquired by this trust within 60 days of April 21, 2010 pursuant to a warrant and (b) 135,000 shares held of record by the DeVivo Asset Management Co. LLC Money Purchase Plan, and 35,000 shares that may be acquired by this plan within 60 days of April 21, 2010 pursuant to a warrant. Douglas De Vivo is the trustee of the plan.

(6)

Includes (a) 6,861 shares that may be acquired by the Alan C. and Agnes B. Mendelson Family Trust within 60 days of April 21, 2010 pursuant to warrants, (b) 25,000 shares held of record by VP Company Investments 2004, LLC, (c) 19,141 shares held of record by VP Company Investments 2008, LLC and (d) 6,861 shares that may be acquired by VP Company Investments 2008, LLC within 60 days of April 21, 2010 pursuant to warrants. Alan Mendelson is a member of the management committee of both VP Company Investments 2004, LLC and VP Company Investments 2008, LLC and may be deemed to beneficially own shares held by these entities. Mr. Mendelson disclaims beneficial ownership of these securities except to the extent of his pecuniary interests. Mr. Mendelson is a partner of Latham & Watkins LLP, which has rendered, and will continue to render, legal services to us.

(7)

Includes (a) 6,861 shares that may be acquired by VP Company Investments 2004, LLC within 60 days of March 15, 2010 pursuant to a warrant, (b) 25,000 shares held of record by VP Company Investments 2004, LLC and (c) 6,861 shares that may be acquired by VP Company Investments 2008, LLC within 60 days of March 15, 2010 pursuant to a warrant. VP Company Investments 2004, LLC is an affiliate of VP Company Investments 2008, LLC. The management committee of VP Company Investments 2008, LLC is comprised of Steven Bauer, Alan Mendelson and Richard Wirthlin, all of whom are partners of Latham & Watkins LLP, which has rendered, and will continue to render, legal services to us. These individuals may be deemed to beneficially own the shares held by VP Company Investments 2004, LLC and VP Company Investments 2008, LLC. Each of these individuals disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein. Mr. Mendelson also beneficially owns shares of our common stock as described above.

PLAN OF DISTRIBUTION

The shares of common stock offered hereby may be sold from time to time by the selling stockholders for their own accounts. We will receive none of the proceeds from this offering. We will bear substantially all costs and expenses incident to the offering and sale of the shares to the public, including legal fees and disbursements of counsel, “blue sky” expenses, accounting fees and filing fees, but excluding any brokerage commissions, discounts or similar charges. Resale of the shares by the selling stockholders are not subject to any underwriting agreement. The shares of common stock covered by this prospectus may be sold by the selling stockholders or by their permitted pledgees, donees, transferees, beneficiaries, distributees or successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. In addition, certain of the selling stockholders are corporations or partnerships which may, in the future, distribute their shares to their stockholders or partners, respectively. Those shares may later be sold by those stockholders or partners. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares offered by each selling stockholder may be sold from time to time:

•	at market prices prevailing at the time of sale,

•	at prices relating to such prevailing market prices, or

•	at negotiated prices.

Such sales may be effected in the over-the-counter market, on the Nasdaq Capital Market or on any exchange on which the shares may then be listed. We will supply the selling stockholders with reasonable quantities of this prospectus. The shares may be sold by one or more of the following:

•

one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in negotiated transactions; and

•	through other means.

To the extent permitted by law, the selling stockholders may enter into hedging transactions when selling the shares. For example, the selling stockholders may:

•	sell shares short and redeliver such shares to close out their short positions;

•	enter into transactions involving short sales by the brokers or dealers;

•	enter into option or other types of transactions that require the selling stockholders to deliver shares to a broker or dealer, who then resells or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them.

The selling stockholders may effect sales through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The selling stockholders may further agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act. Any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting compensation, within the meaning of the Securities Act in connection with such sales. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Any shares covered by the prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition to selling the shares of common stock, the selling stockholders may transfer the shares by gift, distribution or other transfer not involving market makers or established trading markets.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Menlo Park, California. As of the date of this prospectus, Latham & Watkins LLP and certain attorneys of Latham & Watkins LLP who have rendered, and will continue to render, legal services to us, own shares of our common stock and warrants exercisable for shares of our common stock representing in the aggregate less than one percent of the shares of our common stock outstanding immediately prior to the filing of this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement of which this prospectus forms a part. For further information about us and our common stock, you should refer to the registration statement of which this prospectus forms a part and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Current Reports on Form 8-K, filed on January 7, 2010 (with respect to Item 8.01 thereto but not with respect to Items 7.01 or 9.01 thereto), January 8, 2010 and April 23, 2010; and

•	The description of our common stock as set forth in our Registration Statement on Form 8-A filed with the SEC on April 12, 2004 (File No. 000-50679).

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the termination of the offering.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write Caroline Loewy, Chief Financial Officer, Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025, telephone: (650) 327-3270. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee and the Nasdaq Capital Market listing fee.

SEC registration fee	$225
Nasdaq Capital Market listing fee	65,000
Printing and engraving	5,000
Legal fees and expenses	50,000
Accounting fees and expenses	30,000
Blue sky fees and expenses (including legal fees)	5,000
Miscellaneous	10,000

Total	$165,225

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we have entered into separate indemnification agreements with our directors and executive officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the indemnification agreements to be entered into between us and our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms, to insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Document

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004).

4.2	Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008 (incorporated by reference to Exhibit 4.4 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.3	Warrant, dated March 25, 2008 issued to Kingsbridge Capital Limited (incorporated by reference to Exhibit 4.5 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.4	Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated October 12, 2009 (incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q filed on September 30, 2009).

4.5	Form of Warrant issued in connection with the Warrant Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated April 21, 2010 (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on April 23, 2010).

4.6	Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of May 8, 2001 (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004).

4.7	Amendment No. 1 to Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of March 16, 2004 (incorporated by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-1/A (File No. 333-112676) filed on March 19, 2004).

4.8	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated March 14, 2008 (incorporated by reference to Exhibit 10.25 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.9	Registration Rights Agreement by and between Corcept Therapeutics Incorporated and Kingsbridge Capital Limited, dated as of March 25, 2008 (incorporated by reference to Exhibit 10.27 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.10	Amendment to Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated November 11, 2008 (incorporated by reference to Exhibit 10.30 to the registrant’s Annual Report on Form 10-K filed on March 31, 2009).

4.11	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated as of October 12, 2009 (incorporated by reference to Exhibit 4.2 to the registrant’s Quarterly Report on Form 10-Q filed on November 12, 2009).

4.12	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated as of April 21, 2010 (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on April 23, 2010).

5.1	Opinion of Latham & Watkins LLP (incorporated by reference to Exhibit 5.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-141881) filed on April 4, 2007).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to original filing and on the signature page to the registrant’s Post-effective Amendment No. 4 to Form S-1 filed on April 3, 2009).

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on the 27 day of April, 2010.

CORCEPT THERAPEUTICS INCORPORATED

BY:	/S/ JOSEPH K. BELANOFF
Joseph K. Belanoff, M.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOSEPH K. BELANOFF Joseph K. Belanoff, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2010

/S/ CAROLINE M. LOEWY Caroline M. Loewy	Chief Financial Officer (Principal Financial Officer)	April 27, 2010

/S/ ANNE M. LEDOUX Anne M. LeDoux	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	April 27, 2010

* James N. Wilson	Director and Chairman of the Board of Directors	April 27, 2010

* G. Leonard Baker, Jr.	Director	April 27, 2010

* Joseph C. Cook, Jr.	Director	April 27, 2010

* Patrick G. Enright	Director	April 27, 2010

* James A. Harper	Director	April 27, 2010

* David L. Mahoney	Director	April 27, 2010

* /S/ JOSEPH K. BELANOFF
Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004).

4.2	Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008 (incorporated by reference to Exhibit 4.4 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.3	Warrant, dated March 25, 2008 issued to Kingsbridge Capital Limited (incorporated by reference to Exhibit 4.5 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.4	Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated October 12, 2009 (incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q filed on September 30, 2009).

4.5	Form of Warrant issued in connection with the Warrant Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated April 21, 2010 (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on April 23, 2010).

4.6	Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of May 8, 2001 (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004).

4.7	Amendment No. 1 to Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of March 16, 2004 (incorporated by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-1/A (File No. 333-112676) filed on March 19, 2004).

4.8	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated March 14, 2008 (incorporated by reference to Exhibit 10.25 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.9	Registration Rights Agreement by and between Corcept Therapeutics Incorporated and Kingsbridge Capital Limited, dated as of March 25, 2008 (incorporated by reference to Exhibit 10.27 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008).

4.10	Amendment to Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated November 11, 2008 (incorporated by reference to Exhibit 10.30 to the registrant’s Annual Report on Form 10-K filed on March 31, 2009).

4.11	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated as of October 12, 2009 (incorporated by reference to Exhibit 4.2 to the registrant’s Quarterly Report on Form 10-Q filed on November 12, 2009).

4.12	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated as of April 21, 2010 (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on April 23, 2010).

5.1	Opinion of Latham & Watkins LLP (incorporated by reference to Exhibit 5.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-141881) filed on April 4, 2007).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to original filing and on the signature page to the registrant’s Post-effective Amendment No. 4 to Form S-1 filed on April 3, 2009).